EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BT BRANDS, INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	$25,000,000	.00015310	$3,827.50

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—

						Total

	Total Offering Amounts					$25,000,000		$3,827.50

	Total Fees Previously Paid							—

	Total Fee Offsets							$0

	Net Fee Due							$3,827.50

(1)	The securities registered hereunder consists of up to $25,000,000 of an indeterminate amount of shares of common stock.
(2)

The proposed maximum aggregate offering price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to General Instruction II.D of Form S-3 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.